Exhibit 99.1

Coach Industries Group, Inc.

First Quarter 2006 Earnings

May 16, 2006

Operator: Please stand by. Good day ladies and gentlemen. Thank you for standing by and welcome to the Coach Industries Group Incorporated First Quarter 2006 Earnings Conference Call. Today’s call is being recorded. At this time all participants are in a listen-only mode. Following the presentation we will conduct a question and answer session and instructions will be provided at that time. And now for opening remarks and introductions, I’d like to turn the conference to Mr. Mark McPartland of Alliance Advisors. Please go ahead sir.

Mark McPartland: Thank you and good afternoon everyone. We’d like to thank you for joining us today for Coach’s First Quarter 2006 earnings conference call. With us today on the call we have Mr. Frank O’Donnell, Chairman and CEO and Ms Susan Weisman, the company’s CFO. They’ll be conducting a call and answering your questions following the formal comments today. But before we get started I want to read the company’s safe harbor statement. Following management’s discussion there will be a form of Q&A session open to participants on the call.

So with that, the safe harbor statement covers forward-looking statements which may be pursuant to the Securities Litigation Form Act in 1995, which may contain certain forward-looking statements pertaining to future anticipated or projected plans, performance and developments as well as other statements relating to future operations and results. Any statements on this call that are not statements of historical facts may be considered to be forward-looking statements. Words such as may, will, expect, believe, anticipate, estimate, intend, goal, objective, seek, attempt, or variations of these or similar words are forward-looking statements. These forward-looking statements by nature are estimates of future results only involve substantial risk and uncertainties including, but not limited to, those risks associated with uncertainty of future financial results.

These risks include additional financial requirements, developments of new products, impact of competitive products or pricing, technological changes, effective economic conditions, other uncertainties detailed from time to time in the company’s reports filed with the Securities and Exchange Commission. There can be no assurance that the company’s actual results will not differ materially from the expectations of other factors more fully described in Coach’s public filing with the US Securities and Exchange Commission, which can be viewed at www.sec.gov. Now with that said, at this time I’d like to turn the call over to Frank O’Donnell, Chairman and CEO.

Frank O’Donnell: Thank you Mark. And thank you to everyone for joining us today. During the first quarter of 2006, at Coach Industries we began to see some of the positive effects of the changes and evolution we have been discussing with you over the past two quarters as we continue to deliver on our mission of simplifying the lives of our commercial fleet operators. Although we were disappointed in the fully diluted Net Loss of $(0.01) per share, Coach has emerged from a difficult restructuring period and we are optimistic about the results achieved by our lease-finance, independent contractor settlements and manufacturing segments. We expect revenues in Q2 of 2006 to exceed the $75 million reported during Q1 2006 as commercial fleet operators continue to respond favorably to our product offerings. I will ask Susan Weisman, our Chief Financial Officer to discuss the segment reporting in more detail later in the call.

We reported in Q1 2006 over $75 million in revenue, an increase of approximately 29% over the same period last year. The increase is primarily driven by our Independent Contractor Settlement Segment, where we have experienced robust growth in the number of Independent Commercial Fleet Drivers we support: we cared for 5,800 drivers at the end of Q1 2005 and today we support over 7,000 drivers. Although the gross margin on the over $71 Million in revenue generated by the segment is slight, it’s approximately 1.25%, we have begun to successfully offer other products to these Independent Commercial Fleet Drivers that will enhance margins in this segment and in other segments of our business. These products include a leased-financed product for Commercial Fleet Drivers through partnership with DaimlerChrysler and DaimlerChrysler Financial Services and, as announced in April of 2006, a captive risk-sharing product through which we will offer our drivers Occupational and Accident insurance. Effective May 1st, 2006, Coach, through our risk-sharing arrangement will manage in excess of $5 million in insurance premiums. I’ll discuss the insurance opportunity in more detail at the end of the call.

The Lease Finance Segment, during Q1 2006 was adversely impacted by the startup investment of $93,000 for the quarter associated with our FleetPlan Daily Rental organization. We are extremely excited about FleetPlan Daily Rental and expect the investment to drive the lease portfolio business during Q3 and Q4 2006. Exclusive of that startup investment, Coach Financial Services has been profitable in every quarter since Q3 2004 and was profitable in Q1 2006. The average lease-finance is approximately $57,000. Our portfolio yield has reached over 16%. During the quarter we experienced an increase in our market reach for lease financing by developing relationships with companies outside of our own subsidiaries; including finance companies, manufacturers, and commercial fleet dealers.

I’m glad to say we are currently experiencing the impact of significant changes we implemented at the manufacturing facility over the past two quarters. I’d like to take a moment to thank the investors that have remained confident with the company as we installed these changes and the Management team associated with the facility for their fortitude in affecting the changes: we are not finished yet. The quality control process installed in Q3 2005 had minimized the warranty issues experienced by our Commercial Fleet Operators that drove our losses in Q3 and Q4 2005; the materials management process changes begun in Q4 2005 have resulted in lower costs of chassis and parts; our dealer strategy implemented in Q1 of 2006 has helped increase our reach, not only in the Manufacturing Segment, but also in the Lease Finance Segment. Through all of these efforts, we have reduced the break-even point at the facility from 16 vehicles to 12 vehicles and as Susan Weisman will discuss further, the overhead per vehicle from $8,800 for Q1 2005 to $5,800 in Q1 2006. The facility is now a product that should be more attractive to outside investors.

I’d like to turn the call over to Susan Weisman, our CFO to discuss the financial results for the year.

Susan Weisman: Thank you Frank. Good afternoon everyone. The company reported segment earnings for the three months ended March 31, 2006 compared to the same period in 2005 as follows:

The independent contractor segment reported revenues of $71 million for 2006 quarter compared to $58 million for the same period in 2005. Net margin was $846,000 for the three months ended March 31, 2006 compared to $779,000 for the same period in 2005. The independent contractor segment income was $259,000 for the three months ended March 31, 2006 compared to $168,000 in 2005. The primary factor in the increase in revenue and net income was the increase in the driver base to over 7,000 drivers at March 31, 2006. Today, we support over 7,300 drivers. This is a slim margin business, however, as Frank previously commented, the potential for cross marketing our other financial products to these 7,000 drivers is exponential! A good example of new product offering to this segment is our new insurance product that we announced in April 2006 and installed effective May 2006.

The Lease Finance Segment reported revenues of $611,000 for the three months ended March 31, 2006 compared to $1.5 million for the same period in 2005. Our provision for (benefit from) lease losses was a $12,000 benefit for the three months ended March 31, 2006 compared to a provision of $31,000 for 2005 period. The benefit recognize related to the prepayments in the portfolio acquired in July of 2004. Reserves associated with that portfolio were higher than the provision associated with the originated portfolio. The Lease Finance Segment income was $31,000, exclusive of our start up investment of $93,000 associated with the development of the daily rental lease finance business, for the three months ended March 31, 2006 compared to $43,000 for the 2005 period.

The Manufacturing Segment reported revenues for 2006 of $2.7 million compared to $3.2 million for 2005. The segment lost $62,000 for the three months ended March 31, 2006 compared to net income of $197,000 for the same period in 2005. The manufacturing segment is just coming off of a loss quarter for the three months ended December 31, 2005 and the year ended December 31, 2005 of $1.2 million. Efforts made in this segment to turn the losses and return the segment to profitability were made by reducing overhead per vehicle sold to $5,800 for the 2006 quarter from as high as $8,800 a vehicle for the same period in 2005. The plant headcount had reached a peak of 79 employees and that has been reduced to approximately 41 at this time, a reduction of 48%. In addition, charges to the provisions for warranty losses were $17,000 for the three months ended March 31, 2006 compared to $59,000 for the 2005 period. This was reflective of the hard work of the management team, streamlining processes and focusing on reducing warranty issues associated with those vehicles manufactured since July 2005.

Our parent overhead for the organization was $520,000 for the three months ended March 31, 2006 compared to $686,000 for the same period in 2005. Included in parent overhead was a benefit for warrant liability of $385,000 for the three months ended March 31, 2006 offset by $125,000 reserve for losses associated with the joint venture.

The warrant liability is valued at every balance sheet period prior to the warrants being registered with the U.S Securities and Exchange Commission. This valuation is based on changes in market conditions relating to the underlying stock and also outside forces such as interest rates.

Based on accounting requirements, the company picked up 51% of the loss attributed to the joint venture. Contractually the company is obligated to absorb the losses of the venture. If future profits do not absorb the initial losses, the company may be required to fund those losses.

Interest expense, remained steady in a rising interest rate environment, as the Company restructured the convertible notes at prime plus 3.5% at the end of 2005 to a term note at prime plus 1.5%.

Our total current assets are over $9.4 million and our current liabilities were $8.9 million at March 31, 2006. Cash balances declined from $3.0 million at December 31, 2005 to $2.5 million at March 31, 2006.

Cash used in operations were $139,000 compared to cash provided by operations of $980,000 for the three months ended March 31, 2005. Cash provided by operating activities for 2005 primarily related to financing leases for the period over the lease receivables funded of $610,000. Adjustments to operating activities, include depreciation and amortization for the three months ended March 31, 2006 of $181,000 compared to $243,000 for the 2005 period.

Cash used in financing activities was $358,000 for the 2006 quarter compared to $1.2 million for the 2005 quarter. The company has paid down receivables to related parties and notes payable of $364,000 for 2006 compared to $735,000 for 2005. 2005 cash used in financing activities for 2005 relates to net reduction and borrowings on lines of credit of $410,000 to support the manufacturing facility.

Cash used in investment activities in this 2006 quarter were $73,000 compared to $219,000 for the 2005 period. This is all attributed to normal operations.

At this time I would like to return the call back to Frank O’Donnell, our Chairman.

Frank O’Donnell: Thank you Susan. We expect each of our operating segments to drive profitability in their own right. However, as pointed out in the research report issued by Taglich Brothers in April 2006, the exciting opportunity within Coach is our retention based strategy, the ability to drive new synergistic products to our commercial fleet operators and drivers. The establishment of our captive risk sharing insurance product through a new subsidiary, Coach Insurance Corporation, is a perfect example of the execution of that retention based strategy.

Since the acquisition of Corporate Development Services effective September 1st, 2004, we facilitated the provisioning of Occupational and Accident Insurance to our Independent Commercial Fleet Drivers through a third party provider. Effective May 1st, 2006, we will share in the opportunity and in the provisioning of the insurance product. We transferred over $5 million in insurance premium, collected on a weekly basis through our contract settlement deductions, to an arrangement through which we will share in the opportunity. Beyond minimizing the risk associated with the vagaries of the ever-changing strategies of outside insurance providers, we have created a new revenue and profit center for our company using our existing Independent Commercial Fleet Driver base with a minimal increase in cost. As Susan previously reported, we currently support approximately 7,300 Independent Commercial Fleet Drivers.

Along with the opportunity, there is always risk in providing an insurance product. Another strength of our organization is that because we have supported the majority of our Independent Commercial Fleet Drivers for over six years, we have the data to understand the risk and we take the conservative approach to managing that risk. Strategic Risk Solutions Inc., a Boston based insurance consulting agency, identified the industry standard loss ratio for the Courier Drivers, the market we support, as 60.4%; we will reserve against loss 63.4% to assure all of our Independent Commercial Fleet Drivers and our shareholders are fully protected. Over the six year history of CDS, we have experienced loss ratios under 50%, significantly below the industry average and our reserves. Obviously the positive variance between loss ratio experienced and loss ratio reserves should result in profitability.

FleetPlan Daily Rental is another significant opportunity to establish an integrated revenue stream for Coach. We are awaiting confirmation of a 500 car allocation from DaimlerChrysler and working with a number of sources, including Dresdner Bank and DaimlerChrysler Financial Services for financing. As previously reported, we expect to begin driving portfolio business through the daily rental segment during Q3 and Q4 of 2006.

Thank you for your participation and I will now turn the call back to the operator.

Operator: Once again that is star one for questions and we’ll pause for just a moment.

Thank you. Your first question is coming from Luis Martens from Taglich Brothers.

Luis Martens: Good afternoon and congratulations on a solid quarter. On this new insurance opportunity can you just elaborate on your revenue expectations. You say you’re going to share in the revenues, so on this, I believe you also said that you, already have $5 million in insurance premiums, so in terms of those premiums, what can shareholders expect to see in the income statement in terms of revenues in March?

Frank O’Donnell: Hi Luis. Thank you for the question. The captive risk sharing arrangement that we have is not a revenue sharing necessarily; it’s a risk sharing arrangement. We have entered into an arrangement with an insurance company out of Dallas, Dallas National Insurance which is an A minus rated carrier, where we will take the risk and the opportunity on the first $250,000 in claims and they will take the risk, in any claims filed above, the $250,000. We had, on an annual basis, a $5 million premium for our drivers. That’s what we were paying out to others, or the drivers were paying out, to other insurance companies. As long as we can manage our risk well and maintain our strict underwriting guidelines, the profitability will be determined by our exposure against that which we reserve.

Our exposure in the past has been 50% of the reserve and we are currently reserving 63% of that, approximately $5 million in premiums. So, the significant opportunity in the captive environment, we expect to see some, not only increase in revenues but contribution for the bottom line in 2006, but we will certainly see significant numbers, or we expect to see significant numbers, in 2007. We will be able to balance sheet a significant amount of cash. The cash will be restricted, but certainly from a treasury management perspective it provides us with a great opportunity.

Luis Martens: In the most recent quarter can you give us some sense of the sequential growth versus the fourth quarter in revenues, lease portfolios and drivers and companies that you currently have for the contractor business?

Frank O’Donnell: In the contractor business we ended the year with just under 7,000 drivers and as of today we have over 7,300 drivers in the portfolio, in that portfolio. So we’re excited about that kind of consistent growth. We have begun to attack the marketplace and have seen real opportunity out there based on the product layering that we have and we expect to see continued quarter over quarter growth in the number of drivers that we attract.

Luis Martens: With the finance-lease business, can you give us a sense of the growth in the portfolio sequentially?

Frank O’Donnell: Quarter over quarter or from the third quarter to the first quarter, we actually saw a decline in the size of the portfolio of about a half million dollars and that was primarily attributed to runoffs associated with an older portfolio that we were managing through Sovereign Bank. During the first quarter, we experienced a lag between the lease portfolio and the manufacturing facility in terms of the captive environment that we are in. We’ve corrected that problem or that issue if you would, by expanding our reach and creating relationships with other manufacturers and other commercial fleet brokers that will allow us to continue to expand the portfolio and quite frankly, we’re seeing significant production in the portfolio within the second quarter.

Luis Martens: Turning to your guidance for the second quarter, can you give us any insights into the anticipated mix in terms of segments? I believe in the first quarter you said that there was, strength in the contracts business. Can you just possibly give us some insights into that for the second quarter and then into the second half, any insights there? Clearly, in the second half there is the daily rental business that may variably impact the company. But in terms of the existing business, can you just provide some insights?

Frank O’Donnell: In the second quarter, the top line revenue growth will continue to be driven by the independent contractor settlement segment. It’s just a function of numbers. But, in terms of quarter over quarter, we should see significant increase in our portfolio business on a quarter basis and certainly will see some impact of the insurance business. The second half of the year, the top line revenue growth will be driven by the Independent Contractor Settlement business but we fully anticipate the FleetPlan Daily Rental production and productivity to be kicking in. Some the reporting from a revenue standpoint will be determined by the types of leases and how the leases are negotiated in terms of the revenue that we report. But what we should be seeing over the next three quarters is an increase in our portfolio size and that increase will grow more significantly in the third and the fourth quarters. We’ll always see that top line revenue growth driven by the Independent Contractor Settlement process.

Luis Martens: Thank you. I hope to see some positive news in the coming quarters. I’ll now let somebody else ask a question.

Frank O’Donnell: Thank you Luis.

Operator: Thank you. Your next question is coming from Anthony Marchese from Monarch Capital.

Anthony Marchese: Good afternoon Frank. Should we be looking at sequentially higher revenues in earnings throughout the year or is it somewhat seasonal?

Frank O’Donnell: We come to work every day to make sure that happens. The business used to be seasonal as we were reliant on the limousine manufacturing, but as we move away from that business and as we move away from our reliance on that business the Independent Contractor Settlement business is consistent, it doesn’t have the same seasonality as the others. In terms of the portfolio business, not only have we moved away from relying on our facility as a captive, generating captive leases but we certainly have expanded our reach from brokers, dealers, and even other limousine manufacturers. So we should continue to see that sequential growth and certainly we’re doing everything we can to make sure that happens.

Anthony Marchese: In your opinion, are you capitalized well enough to get to where you want to go at this point?

Frank O’Donnell: Yes. Now on the other side, I’m the CEO of a small company and growth capital is extraordinarily important for us. The complexion of growth capital for our business is really good for investors because what we need are warehouse facilities or debt facilities that will allow us to continue to expand our portfolio. It’s simply a matter of leverage. We don’t necessarily need the equity that other companies need. Ours is a debt-based company and the debt that’s associated with it is a good thing for us and it’s also a good thing for investors because it’s generally non-dilutive.

Anthony Marchese: Are you planning on any more equity raises?

Frank O’Donnell: No, we’re not planning on it. Monarch did a great job for us last year and set us up nicely. And, if we operate as we are operating this quarter and as we come through our restructuring, we should be fine.

Anthony Marchese: Thanks and congratulations.

Frank O’Donnell: Thanks Tony.

Operator: Thank you. Your next question is coming from private investor, Val Cuocolo.

Val Cuocolo: First of all I want to tell you, I think you have done a fantastic job coming from such heavy debt to only minus a penny. But as a shareholder with the company for a long time, who have invested at four, five times the price of the stock is now, when can we see some share growth?

Frank O’Donnell: We make sure that we are doing the things that are necessary to assure that we are getting to profitability, driving revenues and making sure that our business is healthy. To a certain extent, we are as frustrated as you are with the price of the stock and I can’t really predict where the stock is going. What I can tell you is that I believe that if we continue to perform at the level that we’re performing and we continue to get the following of quality investment groups like Monarch Capital, quality research institutions like Taglich, we will continue to bring in quality investors rather than some of the traders that may have been in our stock in the past.

Val Cuocolo: Thank you.

Operator: Thank you and as a reminder to everyone if you would like to ask a question, please press star followed by one. Your next question is coming from private investor, Richard Giandomenico.

Richard Giandomenico: How are you Frank? I have a question about the stock price?

Frank O’Donnell: I’m doing fine, thank you. It is frustrating for everybody and we appreciate the patience of those investors that have stayed with us and the confidence that you have in the management team. And we are seeing the company turn around. The management team is gelling, the businesses are integrating and our job is to get out, tell our story to those quality institutions that are patient enough to grow with us as opposed to just simple traders. Richard, I know you’ve been one of those patient investors. We appreciate it and we believe we will begin to see improvements later on this year.

Operator: Thank you. Your next question is coming from private investor, Jack Davis.

Jack Davis: Good afternoon Frank. Approximately, how many shares are outstanding right now?

Frank O’Donnell: There are approximately 29 million shares -or exactly 29,133,735.

Jack Davis: Are you planning on an annual meeting?

Frank O’Donnell: Yes. It will be held in Florida and I’ll have the dates out relatively quickly.

Jack Davis: There will be a proxy in that right?

Frank O’Donnell: Absolutely.

Jack Davis: May we have a phone number that we can contact to get 10-K’s?

Frank O’Donnell: Please call Allan Sheinwald or Mark McPartland at Alliance Advisors.

Jack Davis: Are there any problems of expensing stock options?

Frank O’Donnell: Particularly with how the accounting has changed, I’m going to turn it over to Susan and she may be able to address it further. You know, stock options are important for a company as compensation to the management team and in our ability to attract ….

Jack Davis: How are you structured with your stock options?

Frank O’Donnell: The Company has an employee stock option plan. We had a 2003, 2004 and 2005 stock option plan.

Jack Davis: Is there going to be a 2006 plan?

Frank O’Donnell: We intend to have a 2006 plan but it is going to be dependent upon how this company performs over the next eight to nine months. The management team has stock options that are exercisable at a price significantly higher than the current market price.

Jack Davis: In this current first quarter report that you just gave us the numbers on, have you expensed stock options in there?

Susan Weisman: Yes, we have. One director and one executive that we’ve brought on board. They will be taken over the term of the service period and it was a total of $52,000 and the expense was $4,000. We, as a management team and as our compensation committee, will evaluate the different incentive programs to incent management and stock options will be one of the motivating factors but it will not be the only thing that we’ll be looking at.

Jack Davis: As per SEC Regulations in the first quarter of this year, have you made provisions for expensing stock options? Is that in the figure of minus one cent?

Susan Weisman: All of the stock options that were issued in prior years were fully vested and the company did not have any implementation issues associated with stock options. The only stock options that were issued were to one executive and one director that were new hires late into the company and we did follow the regulations: generally accepted accounting principals relating to stock options.

Jack Davis: Thank you very much.

Susan Weisman: Thank you.

Operator: Ladies and gentlemen it appears we have no further questions at this time. Mr. O’Donnell, I would like to turn the conference back to you for any additional or closing comments.

Frank O’Donnell: Again, I would like to thank everybody for taking the time to join us. If you have any questions that you would like to discuss, we can certainly be reached at (954) 602-1400. We look forward to more success for the remainder of 2006. Thank you very much.

Operator:	Once again, that will conclude today’s conference. Thank you for joining us.